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                                                                   EXHIBIT 99.4

                               LETTER TO CLIENTS
                                      FOR
          TENDER OF 11 1/2% SENIOR DISCOUNT NOTES DUE 2008, SERIES A
                                IN EXCHANGE FOR
               11 1/2% SENIOR DISCOUNT NOTES DUE 2008, SERIES B
                          OF TELEMUNDO HOLDINGS, INC.

                               ----------------

             THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK
       CITY TIME, ON    , 1998, UNLESS EXTENDED (THE "EXPIRATION DATE").

                               ----------------

        ORIGINAL NOTES TENDERED IN THE EXCHANGE OFFER MAY BE WITHDRAWN
                   AT ANY TIME PRIOR TO THE EXPIRATION DATE.

TO OUR CLIENTS:

  We are enclosing herewith a Prospectus, dated    , of Telemundo Holdings,
Inc. (the "Company"), a Delaware corporation, and a related Letter of Transmittal (which together constitute the "Exchange Offer") relating to the offer by the Company, to exchange its 11 1/2% Senior Discount Notes due 2008, Series B (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding Senior Discount Notes due 2008, Series A (the "Old Notes"), upon the terms and subject to the conditions set forth in the Exchange Offer.

  The Exchange offer is not conditioned upon any minimum number of Old Notes being tendered.

  We are the holder of record of Old Notes held by us for your own account. A tender of such Old Notes can be made only by us as the record holder and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Old Notes held by us for your account.

  We request instructions as to whether you wish to tender any or all of the Old Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal.

  Pursuant to the Letter of Transmittal, each holder of Old Notes will represent to the Company that (i) the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the undersigned, (ii) neither the undersigned nor any such other person has an arrangement or understanding with any person to participate in the distribution within the meaning of the Securities Act of such New Notes, (iii) if the undersigned is not a broker-dealer, or is a broker-dealer but will not receive New Notes for its own account in exchange for Old Notes, neither the undersigned nor any such other person is engaged in or intends to participate in the distribution of such New Notes and (iv) neither the undersigned nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or, if the undersigned is an "affiliate," that the undersigned will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. If the undersigned is a broker-dealer (whether or not it is also an "affiliate") that will receive New Notes for its own account in exchange for Old Notes, it represents that such Old Notes were acquired as a result of market-making activities or other trading activities, and it acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes, the undersigned is not deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                          Very truly yours,